EXHIBIT 23H-
            INVESTMENT COMPANY SERVICES AGREEMENT BETWEEN REGISTRANT, GEMINI MANAGEMENT & RESEARCH, LLC AND MUTUAL SHAREHOLDER SERVICES, LLC

                      INVESTMENT COMPANY SERVICES AGREEMENT
                                       FOR
                               GEMINI FUNDS, INC.

     THIS AGREEMENT, dated as of the ______ day of _____________, 2000, is made by and between Gemini Management & Research, LLC , a ___________ limited liability company ("Adviser"), Gemini Funds, Inc. (the "Fund"), a corporation duly organized and existing under the laws of the State of Maryland and operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and Mutual Shareholder Services, LLC ("MSS") a limited liability company duly organized under the laws of the State of Ohio (collectively, the "Parties").

                                    RECITALS:

     WHEREAS, The Fund is authorized by its Articles of Incorporation and by-laws to issue separate series of shares representing interests in separate investment portfolios (the "Portfolios"), and

     WHEREAS, The Fund has authorized the issuance of the Portfolios which are identified on Schedule "C" attached hereto, which Schedule "C" may be amended from time to time by mutual agreement of the Fund, Adviser and MSS, and;

     WHEREAS, Adviser and the Fund have entered into a previous contract wherein Adviser is responsible for providing certain services to the Fund, and;

     WHEREAS, Adviser is authorized, pursuant to its agreement with the Fund, to enter into contracts with third parties and engage such parties to provide services to the Fund on Adviser's behalf, and;

     WHEREAS, the Parties desire to enter into an agreement whereby MSS will provide the services to the Fund as specified herein and set forth in particular in Schedule "A", which is attached hereto and made a part hereof;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                               GENERAL PROVISIONS

SECTION 1. APPOINTMENT.
---------  -----------

     Adviser and the Fund hereby appoint MSS as servicing agent for the Fund and MSS hereby accepts such appointment. In order that MSS may perform its duties under the terms of this Agreement, the Board of Directors of the Fund shall direct the officers, Adviser, legal counsel, independent accountants and custodian of the Fund to cooperate fully with MSS and, upon request of MSS, to provide such information, documents and advice relating to the Fund which MSS requires to execute its responsibilities hereunder. In connection with its duties, MSS shall be entitled to rely, and will be held harmless by the Fund when acting in reasonable reliance, upon any instruction, advice or document relating to the Fund as provided to MSS by any of the aforementioned persons on behalf of the Fund. All fees charged by any such persons acting on behalf of the Fund will be deemed an expense of the Fund.

     Any services performed by MSS under this Agreement will conform to the requirements of:

     (a) the provisions of the Act and the Securities Act of 1933, as amended, and any rules or regulations in force thereunder;
     (b)  any other applicable provision of state and federal law;
     (c) the provisions of the Fund's Articles of Incorporation and by-laws as amended from time to time and delivered to MSS;
     (d) any policies and determinations of the Board of Directors of the Fund which are communicated to MSS, and
     (e) the policies of the Fund as reflected in the Fund's Registration Statement as filed with the U.S. Securities and Exchange Commission.

     Nothing in this Agreement will prevent MSS or any officer thereof from providing the same or comparable services for or with any other person, firm or corporation. While the services supplied to the Fund may be different than those supplied to other persons, firms or corporations, MSS will provide the Fund equitable treatment in supplying services. The Fund recognizes that it will not receive preferential treatment from MSS as compared with the treatment provided to other MSS clients.

SECTION 2. DUTIES AND OBLIGATIONS OF MSS.
---------  -----------------------------

     Subject to the provisions of this Agreement, MSS will provide to the Fund the specific services as set forth in Schedule "A" attached hereto.

SECTION 3. DEFINITIONS.
---------  -----------

     For purposes of this Agreement:

     "CERTIFICATE" will mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement. To be effective, such Certificate shall be given to and received by the custodian and shall be signed on behalf of the Fund by any two of its designated officers, and the term Certificate shall also include Instructions communicated to the custodian by MSS.

     "CUSTODIAN" will refer to that agent which provides safekeeping of the assets of the Fund.

     "INSTRUCTIONS" will mean communications containing instructions transmitted by electronic or telecommunications media including, but not limited to, Industry Standardization for Institutional Trade Communications, computer-to-computer interface, dedicated transmission line, facsimile transmission (which may be signed by an officer or unsigned) and tested telex.

     "ORAL INSTRUCTION" will mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to MSS in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons reasonably identified to MSS to be a person or persons so authorized by a resolution of the Board of Trustees of the Fund or an officer or director of Adviser to give Oral Instructions to MSS on behalf of the Fund.

     "SHAREHOLDERS" will mean the registered owners of the shares of the Fund in accordance with the share registry records maintained by MSS for the Fund.

     "SHARES" will mean the issued and outstanding shares of the Fund.

     "SIGNATURE GUARANTEE" will mean the guarantee of signatures by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Eligible guarantor institutions include banks, brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signatures must be members of a clearing corporation or maintain net capital of at least $100,000. Signature guarantees will be accepted from any eligible guarantor institution that participates in a signature guarantee program.

     "WRITTEN INSTRUCTION" will mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to MSS in an original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to MSS to be the signature of a person or persons so authorized by a resolution of the Board of Trustees of the Fund, or so identified by the Fund or by ADVISER to give Written Instructions to MSS on behalf of the Fund.

     CONCERNING ORAL AND WRITTEN INSTRUCTIONS For all purposes under this Agreement, MSS is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered. In cases where MSS receives an Instruction, whether Written or Oral, to enter a portfolio transaction onto the Fund's records, the Fund shall cause the broker/dealer executing such transaction to send a written confirmation to the Custodian.

     MSS shall be entitled to rely on the first Instruction received. For any act or omission undertaken by MSS in compliance therewith, MSS shall be free of liability and fully indemnified and held harmless by the Fund and Adviser provided however, that in the event a Written or Oral Instruction received by MSS is countermanded by a subsequent Written or Oral Instruction received prior to MSS acting upon such countermanded Instruction, MSS shall act upon such subsequent Written or Oral Instruction. The sole obligation of MSS with respect to any follow-up or confirmatory Written Instruction or Oral Instruction in documentary or written form shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible for, and bear the expense of, taking any action, including any reprocessing, necessary to correct any discrepancy or error. To the extent such action requires MSS to act, the Fund or Adviser shall give MSS specific Written Instruction as to the action required.

     The Fund will file with MSS a certified copy of each resolution of the Fund's Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

SECTION 4. INDEMNIFICATION.
---------  ---------------

     (a) MSS, its directors, officers, employees, shareholders, and agents will be liable for any loss suffered by the Fund resulting from the willful misfeasance, bad faith, negligence or reckless disregard on the part of MSS in the performance of its obligations and duties under this Agreement.

     (b) Any director, officer, employee, shareholder or agent of MSS who may be or become an officer, director, employee or agent of the Fund or Adviser will be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with MSS's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or under the control or direction of MSS even though such person may be receiving compensation from MSS.

     (c) The Fund agrees to indemnify and hold MSS harmless, together with its directors officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which MSS may sustain or incur or which may be asserted against MSS by any person by reason of or as a result of:

          (i)  any action  taken or  omitted  to be taken by MSS except  claims, demands, expenses and liabilities arising from willful misfeasance, bad faith, negligence or reckless disregard on the part of MSS in the performance of its obligations and duties under this Agreement; or

          (ii) any action taken or omitted to be taken by MSS in reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by MSS to be genuine and signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or Adviser, or upon the Written opinion of legal counsel for the Fund, Adviser or MSS ;or

          (iii)the offer or sale of shares of the Fund to any person, natural or otherwise, which is in violation of any state or federal law.

     (d) Adviser agrees to indemnify and hold MSS harmless, together with its directors officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which MSS may sustain or incur or which may be asserted against MSS by any person by reason of or as a result of:

          (1)  any action  taken or  omitted  to be taken by MSS except  claims, demands, expenses and liabilities arising from willful misfeasance, bad faith, negligence or reckless disregard on the part of MSS in the performance of its obligations and duties under this Agreement; or

          (2) any action taken or omitted to be taken by MSS in reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by MSS to be genuine and signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or Adviser, or upon the Written opinion of legal counsel for the Fund, Adviser or MSS ;or

          (3) the offer or sale of shares of the Fund to any person, natural or otherwise, which is in violation of any state or federal law.

     If a claim is made against MSS as to which MSS may seek indemnity under this Section, MSS will notify the Fund or Adviser promptly after receipt of any written assertion of such claim threatening to institute an action or proceeding with respect thereto and will notify the Fund or Adviser promptly of any action commenced against MSS within ten (10) days after MSS has been served with a summons or other legal process. Failure to notify the Fund or Adviser will not, however, relieve the Fund or Adviser from any liability, which either may have on account of the indemnity under this Section so long as the Fund or Adviser has not been prejudiced in any material respect by such failure.

     The Parties will cooperate in the control of the defense of any action, suit or proceeding in which MSS is involved and for which indemnity is being sought from the Fund or Adviser to MSS. The Fund may negotiate the settlement of any action; suit or proceeding, subject to MSS's approval, which approval will not be unreasonably withheld by MSS. MSS reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding by use of its own counsel. Costs or expenses incurred by MSS in connection with, or as a result of such participation, will be borne solely by the Fund if:

          (i) MSS has received an opinion of counsel from counsel to the Fund stating that the use of counsel to the Fund by MSS would present an impermissible conflict of interest;

          (ii) the defendants in, or targets of, any such action or proceeding include both MSS and the Fund, and legal counsel to MSS has reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Fund or which may be adverse to or inconsistent with defenses available to the Fund (in which case the Fund will not have the right to direct the defense of such action on behalf of MSS, or

          (iii)the Fund authorizes MSS to employ separate counsel at the expense of the Fund.

     (e) The terms of this Section will survive the termination of this Agreement

SECTION 5. REPRESENTATIONS AND WARRANTIES.
---------  ------------------------------

     (a)  MSS represents and warrants that:

          (i) it is a limited liability company duly organized and existing and in good standing under the laws of Ohio;
          (ii) it is empowered under applicable laws and by its Certificate of Organization and by-laws to enter into and perform this Agreement;
          (iii)all requisite corporate proceedings have been taken to authorize MSS to enter into and perform this Agreement;
          (iv) it has and will continue to have access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;
          (v) no legal or administrative proceedings have been instituted or threatened which would impair MSS's ability to perform its duties and obligations under this Agreement;
          (vi) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of MSS or any law or regulation applicable to it;
          (vii)it is registered as a transfer agent under Section 17A(c)(2) of the Exchange Act
          (viii) this Agreement has been duly authorized by MSS and, when executed and delivered, will constitute a valid, legal and binding obligation of MSS, enforceable in accordance with its terms.

     (b)  The Fund represents and warrants that:

          (i) it is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;
          (ii) it is empowered under applicable laws and by its Articles of Incorporation and by-laws to enter into and perform this Agreement;
          (iii)all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;
          (iv) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;
          (v) the Fund's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligations of the Fund, or any law or regulation applicable to either;

          (vi) the Shares are properly registered or otherwise authorized for issuance and sale;
          (vii)this Agreement has been duly authorized by the Fund and, when executed and delivered, will constitute a valid, legal and binding obligation of the Fund, enforceable in accordance with its terms.

     (c)  Adviser represents and warrants that:

          (ix) it is a limited liability company duly organized and existing and in good standing under the laws of New Jersey;
          (x) it is empowered under applicable laws and by its Certificate of Organization and by-laws to enter into and perform this Agreement;
          (xi) all requisite corporate proceedings have been taken to authorize MSS to enter into and perform this Agreement;
          (xii)it has and will continue to have access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;
          (xiii) no legal or administrative proceedings have been instituted or threatened which would impair Adviser's ability to perform its duties and obligations under this Agreement;
          (xiv)its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Adviser or any law or regulation applicable to it;
          (xv) this Agreement has been duly authorized by Adviser and, when executed and delivered, will constitute a valid, legal and binding obligation of Adviser, enforceable in accordance with its terms.

     (d)  Delivery of Documents

          The Fund will furnish or cause to be furnished to MSS the following documents

          (i)  current Prospectus and Statement of Additional Information;
          (ii) most recent audited financial statement;
          (iii)most recent Semi-Annual Report for registered investment companies on Form N-SAR (when applicable)
          (iv) certified copies of resolutions of the Fund's Board of Directors authorizing the execution of Written Instructions or the transmittal of Oral Instructions and those persons authorized to give such Instructions.

     (e)  Record Keeping and Other Information

     MSS will create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule "A" in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the Act. All such records will be the property of the Fund and will be available during regular business hours for inspection, copying, and use by the Fund. Where applicable, such records will be maintained by MSS for the periods and in the places required by Rule 31a-2 under the Act. Upon termination of this Agreement, MSS will deliver all such records to the Fund or such other person or persons as the Fund may designate.

     In case of any request or demand for the inspection of the Share records of the Fund, MSS shall notify the Fund and secure instructions permitting or refusing such inspection. MSS may, however, exhibit such records to any person in any case where MSS is advised by its counsel in writing that it may be held liable for failure to do so.

SECTION 6. COMPENSATION.
---------  ------------

     Adviser agrees to pay MSS compensation for its services, and to reimburse it for expenses at the rates, times, manner and amounts as set forth in Schedule "B" attached hereto and incorporated herein by reference. Adviser further agrees to pay MSS compensation as may be set forth in any amendments to such Schedule "B" when agreed upon in writing by the Parties. In addition, Adviser agrees to reimburse MSS for any out-of-pocket expenses paid by MSS on behalf of the Fund within five (5) calendar days of Adviser's receipt of an invoice therefor.

     For the purpose of determining fees payable to MSS, the value of the Fund's net assets will be computed at the times and in the manner specified in the Fund's Prospectus and Statement of Additional Information then in effect.

     During the term of this Agreement, should the Fund seek services or functions in addition to those outlined below or in Schedule "A" attached hereto, a written amendment to this Agreement specifying the additional services and corresponding compensation will be executed by the Parties.

     In the event that Adviser is more that thirty (30) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Adviser or fund), this Agreement may be terminated upon thirty (30) days written notice to the Fund and Adviser by MSS. The Adviser and/or Fund must notify MSS in writing of any contested amounts within five (5) calendar days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being disputed.

SECTION 7. DAYS OF OPERATION.
---------  -----------------

     Nothing contained in this Agreement is intended to or will require MSS in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or another day on which the New York Stock Exchange ("NYSE") is closed. Functions or duties normally scheduled to be performed on such days will be performed on the next succeeding business day on which the NYSE is open. Notwithstanding the foregoing, MSS will compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 under the Act.

SECTION 8. ACTS OF GOD, ETC.
---------  ----------------

     MSS will not be liable or responsible for delays or errors caused by acts of God or by reason of circumstances beyond its control, including, acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication, or power supply, fire, flood or other catastrophe.

     In the event of equipment failures beyond MSS's control, MSS will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, but will have no liability with respect thereto. The foregoing obligation will not extend to computer terminals located outside of premises maintained by MSS wherein MSS has entered into and maintains in effect agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

SECTION 9. INSPECTION AND OWNERSHIP OF RECORDS.
---------  -----------------------------------

     In the event of a request or demand for inspection of the records of the Fund, MSS will use its best efforts to notify the Fund and to secure instructions from the Fund permitting or refusing such inspection. MSS may, however, make such records available for inspection to any person in any case where it is advised in writing by its counsel that it may be held liable for failure to do so after notice to the Fund.

     MSS recognizes that the records it maintains for the Fund are the property of the Fund and such records be surrendered to the Fund upon written notice to MSS as outlined under Section 10(c) below. The Adviser is responsible for the payment in advance of any fees owed to MSS. MSS agrees to maintain the records and all other information of the Fund in a confidential manner and will not use such information for any purpose other that the performance of MSS's duties under this Agreement.

SECTION 10. DURATION AND TERMINATION.
----------  ------------------------

     (a) The initial term of this Agreement will be for a period of one (1) year, commencing on the date hereinabove first written (the "Effective Date") and will continue thereafter subject to termination by either party as set forth in subsection (c) below.
     (b) The fee schedules set forth in Schedule "B" attached hereto will be fixed for the initial term commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment.
     (c) After the initial term of this Agreement, any Party may terminate this Agreement upon ninety days (90) prior written notice to the other parties (the "Notice Date"). The date upon which this Agreement shall be terminated is referred to herein as the Termination Date. The period of time between the Notice Date and the Termination Date is hereby identified as the "Notice Period". Any time up to, but not later that fifteen (15) days prior to the Termination Date, Adviser will pay to MSS such compensation as may be due as of the Termination Date and will likewise reimburse MSS for any out-of-pocket expenses and disbursements reasonably incurred or expected to by incurred by MSS up to and including the Termination Date.
     (d) In connection with the termination of this Agreement, if a successor to any of MSS's duties or responsibilities under this Agreement is designated by the Fund by written notice to MSS, MSS will promptly, on the Termination Date and upon receipt by MSS of any payments owed to it as set forth in Section 10(c) above, transfer to the successor, at the Fund's expense, all records which belong to the Fund and will provide appropriate, reasonable and professional cooperation in transferring such records to the named successor.
     (e) Should the Fund desire to move any of the services outlined in this Agreement to a successor prior to the Termination Date, MSS shall make a good faith effort to facilitate the conversion on such prior date. However, there can be no guarantee that MSS will be able to facilitate such conversion of services prior to the end of the Notice Period. Should services be converted to a successor prior to the end of the Notice Period, or if the Fund is liquidated or its assets merged or purchased or the like with another entity, payment of fees to MSS shall be accelerated to a date prior to the conversion or termination of services and calculated as if such services had remained at MSS until the expiration of the Notice Period and shall be calculated at the asset levels on the Notice Date.

     (f) Notwithstanding any other provisions of Paragraph 10, in the event the Fund deregisters as an Investment Company with the United States Securities and the Exchange Commission ("SEC"), this Agreement may be terminated by the Fund upon ninety (90) days written notice to MSS. The Termination Date shall be ninety (90) days after the receipt of such notice by MSS. Any time up to, but not later than fifteen (15) days prior to the Termination Date, the Fund will pay to MSS such compensation as may be due as of the Termination Date and will likewise reimburse MSS for any out-of-pocket expenses and disbursements reasonably incurred or expected to be incurred by MSS up to and including the Termination Date.
     (g) Notwithstanding the foregoing, this Agreement may be terminated at any time by either Party in the event of a material breach by the other Party involving negligence, willful misfeasance, bad faith or a reckless disregard of a Party's obligations and duties under this Agreement, provided that such breach shall have remained unremedied for sixty (60) days or more after receipt by the breaching Party of written specification thereof.

     SECTION 11. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by MSS under this Agreement are the property of MSS. All records and other data except such computer programs and procedures are the exclusive property of the Fund, and all such other records and data will be furnished to the Fund in an appropriate form as soon as practicable after termination of this Agreement for any reason.

     SECTION 12. AMENDMENTS TO DOCUMENTS. The Fund will furnish MSS with written copies of any amendments to, or changes in, The Fund's Articles of incorporation, by-laws, Prospectus or Statement of Additional Information within a reasonable time prior to such amendments or changes becoming effective. In addition, the Fund agrees that no amendments will be made to the Prospectus or Statement of Additional Information of the Fund which might have the effect of changing the procedures employed by MSS in providing the services agreed to hereunder or which amendment might affect the duties of MSS hereunder, unless the Fund first obtains MSS's approval of such amendments or changes.

     SECTION 13. CONFIDENTIALITY. The Parties hereto agree that any non-public information obtained hereunder concerning the other Party is confidential and may not be disclosed to any other person without the prior written consent of the other Party, except as may be required by applicable law or at the request of the U.S. Securities and Exchange Commission or other governmental agency. MSS agrees that it will not use any non-public information for any purpose other than performance or its duties or obligations hereunder. The obligations of the Parties under this Section will survive the termination of this Agreement. The Parties further agree that a breach of this Section would irreparably damage the other Party, and accordingly agree that each Party shall be entitled, without bond or other security, to secure an injunction or injunctions against the offending Party to halt or prevent breaches of this Section.

     SECTION 14. NOTICES. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing and shall be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

IF TO THE FUND:                             IF TO ADVISER:
---------------                             --------------
Gemini Funds, Inc.                          Gemini Management & Research, LLC
95 River Street, # 5A                       95 River Street, # 5A
Hoboken, NJ  07030                          Hoboken, NJ  07030
Attn:  Marcel Engenheiro                    Attn: Marcel Engenheiro

IF TO MSS:
---------
Mutual Shareholder Services, LLC
1301 East Ninth Street, Suite 1005
Cleveland, Ohio  44114-1800
Attn:  Gregory B. Getts

     SECTION 15. AMENDMENTS. No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties. This Agreement may be amended from time to time by supplemental agreement executed by the Parties, and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.

     SECTION 16. AUTHORIZATION. The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and when duly executed, this Agreement will constitute a valid, legally binding and fully enforceable obligation of each Party.

     SECTION 17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but such counterparts will together constitute but one and the same instrument.

     SECTION 18. ASSIGNMENT. This Agreement will extend to and be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Fund or Adviser without the consent of MSS or by MSS without the written consent of the Fund and Adviser, which consent shall be authorized or approved by a resolution by its respective Boards of Directors/Trustees.

     SECTION 19. GOVERNING LAW. This Agreement will be governed by the laws of the State of Ohio and the exclusive venue of any action arising under this Agreement will be Cuyahoga County, Ohio.

     SECTION 20. SEVERABILITY. If any part, term, or provision of this Agreement is held by a court of competent jurisdiction to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions of the Agreement shall be considered severable and unaffected by such ruling, and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the Agreement is not thereby materially impaired.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, together with Schedules "A", "B", "C" attached, to be signed by their duly authorized officers as of the day and year first above written.

                                           GEMINI MANAGEMENT &
GEMINI FUNDS, INC.                         RESEARCH, LLC

------------------------                   --------------------
By: Marcel L. Engenheiro                   By:  Marcel L. Engenheiro
President, Director                             President

MUTUAL SHAREHOLDER SERVICES, LLC

-----------------------------
By:  Gregory B. Getts, Ph.D.
President

                                   SCHEDULE A

ACCOUNTING SERVICES PROVIDED BY MSS
-----------------------------------

o Journalize each portfolio's investment, capital share, and income and expense activities.
o  Verify investment buy/sell trade tickets when received from the Adviser.
o  Maintain individual ledgers for investment securities.
o  Maintain historical tax lots for each security.
o Reconcile cash and investment balances of each Portfolio with the custodian, and provide the advisor with the beginning cash balance available for investment purposes.
o  Update the cash availability throughout the day as required by the advisor.
o Post to and prepare each Portfolio's Statement of Assets and Liabilities and Statement of operations.
o Calculate expenses payable pursuant to the Fund's various contractual obligations.
o Control all disbursements from the Fund on behalf of each Portfolio and authorize such disbursements upon instructions of the Fund
o  Calculate capital gains and losses.
o  Determine each portfolio's net income
o At the Portfolio's expense, obtain security market prices or if such market prices are not readily available, then obtain such prices from services approved by the advisor, and in either case calculate the market or fair value of each Portfolio's investments.
o  Where applicable, calculate the amortized cost value of debt instruments.
o  Transmit or mail a copy of the portfolio valuations to the advisor.
o  Compute the net asset value of each portfolio.
o Compute each Portfolio's yields, total returns, expense ratios and portfolio turnover rate.
o Prepare and monitor the expense accruals and notify Fund management of any proposed adjustments.
o Prepare semi-annual financial statements, which will include, without limitation, the Schedule of Investments, the Statement of Assets and Liabilities, the Statement of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses.
o  Prepare monthly security transactions listings.
o  Prepare monthly broker security transactions summaries.
o Assist in the preparation of support schedules necessary for completion of Federal and State tax returns.
o Assist in the preparation and filing of the Fund's annual and semi-annual reports with the SEC on Form N-SAR.
o Assist in the preparation of the Fund's annual and semi-annual reports to shareholders and proxy statements.
o Determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things, maintain the qualification of the Fund as a regulated investment company of each portfolio of the Fund under the Code.
o Provide other accounting services as may be agreed upon from time to time in writing by the Fund and MSS.

ADMINISTRATIVE SERVICES PROVIDED BY MSS
---------------------------------------

o  Prepare and file the following Federal and State reports:
o  Form N-SAR, Semi-annual report for Registered Investment Companies.
o  The Fund's Annual and Semi-annual Report.
o  Rule 24f-2 Notice- filing regarding sales of securities.
o  Ongoing monitoring and filing of State Blue Sky Registrations.
o Prepare and file such reports, applications and documents as may be necessary or desirable to register the Fund's shares with the Federal and State securities authorities, and monitor the sale of Fund shares for compliance with Federal and State securities laws.
o Coordinate and mail reports to shareholders, including the annual report to shareholders, and coordinate mailing Prospectuses, notices, proxy statements, proxies and other reports to shareholders.
o Monitor and pay Fund bills, maintain Fund budget and report budget expenses and variances to Fund management.
o Monitor the Fund's compliance with the investment restrictions and limitations imposed by State Blue Sky Laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Fund's Prospectus and Statement of Additional Information, and the investment restrictions and limitations necessary for each portfolio of the Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, or any successor statute.
o Prepare and distribute to shareholders notices announcing the declaration of dividends and other distributions to shareholders.
o Provide other administrative services as may be agreed from time to time in writing by the Fund and MSS.

TRANSFER  AGENT,  SHAREHOLDER  SERVICING  AGENT AND  DIVIDEND  DISBURSING  AGENT
--------------------------------------------------------------------------------
SERVICES PROVIDED BY MSS
------------------------

o  Examine  and  process  new  accounts,   subsequent  payments,   liquidations,
   exchanges, transfers, telephone transactions, check redemptions, automatic withdrawals, and wire order trades.
o  Reinvest or pay dividends and make other distributions.
o Answer investor and dealer telephone and/or written inquiries, except as otherwise agreed by the Transfer Agent and the Fund.
o  Process and confirm address changes.
o  Process  standard account record changes as required,  i.e.,  Dividend Codes, etc.
o Safely store source documents for transactions, such as account applications and correspondence.
o Perform backup withholding for those accounts requiring such action in accordance with Federal regulations.
o  Solicit missing taxpayer identification numbers.
o Provide remote access inquiry to Fund records via Fund supplied hardware (Fund responsible for connection line and monthly fees).
o Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:
   o  Name and address, including zip code.
   o  Balance of shares
   o  Number  of  shares,   issuance  date  of  each  share   outstanding,   and
      cancellation date of each share no longer outstanding, if issued.
   o  Balance of dollars available for redemption.
   o  Dividend Code (daily accrual, etc.)
   o  Type of account code.
   o Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available.
   o  Original establishment date for accounts opened by exchange.
   o  W-9 withholding status and periodic reporting.
   o  State of residence code.
   o Social Security or taxpayer identification number, and indication of certification.
   o Historical transactions on the account for the last 18 months, or such other period as mutually agreed to from time to time.
   o Indication as to whether telephone transactions are permitted for an account.
   o  Beneficial owner code, i.e., male, female, joint tenant, etc.
o  Provide the following reports and statements:
   o Prepare daily journals for Fund reflecting all shares and dollar activity for the previous day.
   o  Supply information monthly for Fund's preparation of Blue Sky Reporting.
   o Supply monthly purchase, redemption and liquidation information for use in Fund's N-SAR report.
   o  Provide monthly average daily balance reports for the Fund.
   o Prepare and mail copies of summary statements to dealers and investment advisors.
   o Mail cumulative transaction confirmation statements to investors whenever a transaction occurs and quarterly.
   o  Address and mail periodic financial reports and statements to investors.
   o Compute, prepare and furnish all necessary reports to governmental authorities: Forms 1099R, 1099DIV, 1099B, 1042, 5498 and 1042S.
   o Enclose various marketing materials provided by the Fund in statement mailings.
o  Prepare and mail confirmation statements to dealers as required.
o  Prepare certified list of stockholders for proxy mailings.

                                   SCHEDULE B
                              COMPENSATION SCHEDULE
                          FOR SERVICES PROVIDED BY MSS

ACCOUNTING FEES

If the average value of each Portfolio
Is Between the Following                   Yearly Fee                Monthly Fee
------------------------                   ----------                -----------

$       0.00     25,000,000                21,000                    1,750
$ 25,000,000     50,000,000                30,500                    2,542
$ 50,000,000     75,000,000                36,250                    3,021
$ 75,000,000    100,000,000                42,000                    3,500
$100,000,000    125,000,000                47,750                    3,979
$125,000,000    150,000,000                53,500                    4,458
$150,000,000+                              59,250                    4,938

SHAREHOLDER SERVICING FEES

     $11.50 annual fee per shareholder with a minimum monthly fee of $775.00.

BLUE SKY SERVICING FEES

     $100.00 per state per filing

EXAMPLE OF CALCULATING MONTHLY CHARGES FOR SMALL NEW FUND

                                                               Monthly Fees
                                                               ------------
Approximate Total Net Assets        2,000,000                         1,750
No. of Shareholders                       150                           775
Blue Sky States                            --                             -
                                                                      -----
                                                                      2,525
                  Less 45% discount*                                  1,136
                                                                      -----
                  Discounted monthly fee                              1,389

                  Discounted Annual Fee                              16,665

* Discount calculated as follows:
60%                    0.00           500,000
50%                 500,000         1,000,000
45%               1,000,000         2,000,000
40%               2,000,000         3,000,000
35%               3,000,000         4,000,000
30%               4,000,000         5,000,000
25%               5,000,000         6,000,000
20%               6,000,000         7,000,000
15%               7,000,000         8,000,000
10%               8,000,000         9,000,000
5%                9,000,000        10,000,000
0%               10,000,000+

                                   SCHEDULE C
                      PORTFOLIOS COVERED BY THIS AGREEMENT

THE GEMINI GLOBAL INTERNET FUND